            SUPPLEMENT TO THE OFFER TO PURCHASE DATED AUGUST 5, 1997

                          FUJITSU INTERNATIONAL, INC.
                          A WHOLLY OWNED SUBSIDIARY OF

                                FUJITSU LIMITED
                         HAS INCREASED THE PRICE OF ITS
                           OFFER TO PURCHASE FOR CASH
                     ALL OUTSTANDING SHARES OF COMMON STOCK
                                       OF

                               AMDAHL CORPORATION
                                       TO

                              $12.40 NET PER SHARE

THE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT 5:00 P.M., NEW YORK CITY TIME, ON
           FRIDAY, SEPTEMBER 12, 1997, UNLESS THE OFFER IS EXTENDED.

    THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THERE BEING VALIDLY TENDERED AND NOT WITHDRAWN PRIOR TO THE EXPIRATION OF THE OFFER THAT NUMBER OF SHARES THAT, WHEN ADDED TO THOSE SHARES HELD BY FUJITSU LIMITED (THE "PARENT") AS OF THE EXPIRATION OF THE OFFER, REPRESENTS AT LEAST 51% OF THE OUTSTANDING SHARES, (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE EXON-FLORIO ACT, AND (III) RECEIPT OF ANY REQUISITE APPROVALS OF THE EUROPEAN COMMISSION AND THE BANK OF JAPAN. THE OFFER ALSO IS SUBJECT TO THE OTHER TERMS AND CONDITIONS DESCRIBED IN THE OFFER TO PURCHASE AND THIS SUPPLEMENT. SEE SECTIONS 10 AND 11 OF THE OFFER TO PURCHASE AND THIS SUPPLEMENT.

    THE BOARD OF DIRECTORS OF AMDAHL CORPORATION (THE "COMPANY"), ACTING THROUGH THE MEMBERS OF THE BOARD WHO ARE INDEPENDENT OF THE PARENT AND FUJITSU INTERNATIONAL, INC. (THE "PURCHASER") AND WHO CONSTITUTE A MAJORITY OF THE DIRECTORS IN OFFICE, HAS UNANIMOUSLY APPROVED THE OFFER, AS AMENDED, THE MERGER AND THE MERGER AGREEMENT DESCRIBED IN THE OFFER TO PURCHASE AND HEREIN AND UNANIMOUSLY DETERMINED THAT THE OFFER, AS AMENDED, THE MERGER AND THE MERGER AGREEMENT ARE FAIR TO AND IN THE BEST INTERESTS OF THE COMPANY AND THE COMPANY'S STOCKHOLDERS (OTHER THAN THE PARENT AND ITS AFFILIATES) AND UNANIMOUSLY RECOMMENDS THAT THE COMPANY'S STOCKHOLDERS ACCEPT THE OFFER AND TENDER THEIR SHARES TO THE PURCHASER.
                            ------------------------

                                   IMPORTANT

    Any stockholder desiring to tender all or any portion of such stockholder's shares of common stock, par value $.05 per share (the "Shares") of the Company should either (i) complete and sign the Letter of Transmittal which accompanies the Offer to Purchase or this Supplement (or a facsimile thereof) in accordance with the instructions in such Letter of Transmittal, have such stockholder's signature thereon guaranteed if required by Instruction 1 to such Letter of Transmittal, and mail or deliver such Letter of Transmittal (or such facsimile) and any other required documents together with the certificates for such Shares to the Depositary, or tender such Shares pursuant to the procedure for book-entry transfer set forth in Section 3 of the Offer to Purchase, or (ii) request such stockholder's broker, dealer, commercial bank, trust company or other nominee to effect the transaction for such stockholder. A stockholder having Shares registered in the name of a broker, dealer, commercial bank, trust company or other nominee must contact such broker, dealer, commercial bank, trust company or other nominee if such stockholder desires to tender such Shares.

    A stockholder who desires to tender Shares and whose certificates evidencing such Shares are not immediately available, or who cannot comply with the procedures for book-entry transfer described in the Offer to Purchase on a timely basis, may tender such Shares by following the procedures for guaranteed delivery set forth in Section 3 of the Offer to Purchase.

    Questions and requests for assistance may be directed to the Information Agent or the Dealer Manager at their respective addresses and telephone numbers set forth on the back cover of the Offer to Purchase or this Supplement. Additional copies of the Offer to Purchase, this Supplement, the revised (yellow) Letter of Transmittal, the revised (beige) Notice of Guaranteed Delivery and other related materials may be obtained from the Information Agent or from brokers, dealers, commercial banks or trust companies.

    THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF THIS TRANSACTION OR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.
                            ------------------------

                      The Dealer Manager for the Offer is:
                                LEHMAN BROTHERS
                            ------------------------
August 22, 1997

                               TABLE OF CONTENTS

                                                                                        PAGE
                                                                                        ----
INTRODUCTION..........................................................................    1
SPECIAL FACTORS.......................................................................    3
  Background of the Offer and the Merger; Past Contacts, Transactions and Negotiations
     with the Company.................................................................    3
  Opinion of Financial Advisor to the Disinterested Board.............................    4
  Interests of Certain Persons in the Offer and the Merger............................    4
  Beneficial Ownership of Shares......................................................    6
  Financing the Offer and the Merger..................................................    7
THE TENDER OFFER......................................................................    7
  Section 1. Terms of the Offer.......................................................    7
  Section 3. Procedure for Tendering Shares...........................................    7
  Section 5. Price Range of Shares; Dividends.........................................    8
  Section 7. Certain Information Concerning the Company...............................    8
  Section 10. Certain Conditions to the Offer.........................................    8
  Section 11. Certain Legal Matters; Regulatory Approvals.............................    8
  Section 12. Fees and Expenses.......................................................   10
  Section 13. Miscellaneous...........................................................   10
EXHIBIT I     Consolidated Financial Statements (unaudited) of the Company for the 6 months ended June 27, 1997

To the Holders of Common Stock of
AMDAHL CORPORATION:

                                  INTRODUCTION

     The following information amends and supplements the Offer to Purchase dated August 5, 1997 (the "Offer to Purchase") of Fujitsu International, Inc. (the "Purchaser"), a Delaware corporation and a wholly owned subsidiary of Fujitsu Limited, a corporation organized under the laws of Japan (the "Parent"). Pursuant to this Supplement, the Purchaser is now offering to purchase any and all outstanding shares of common stock, par value $.05 per share (the "Shares"), of Amdahl Corporation, a Delaware corporation (the "Company"), at a price of $12.40 per Share, net to the seller in cash (the "Offer Price"), without interest, upon the terms and subject to the conditions set forth in the Offer to Purchase, as amended and supplemented by this Supplement, and in the revised Letter of Transmittal (which together, as amended or supplemented from time to time, constitute the "Offer").

     EXCEPT AS OTHERWISE SET FORTH IN THIS SUPPLEMENT, THE TERMS AND CONDITIONS PREVIOUSLY SET FORTH IN THE OFFER TO PURCHASE REMAIN APPLICABLE IN ALL RESPECTS TO THE OFFER, AND THIS SUPPLEMENT SHOULD BE READ IN CONJUNCTION WITH THE OFFER TO PURCHASE. UNLESS THE CONTEXT REQUIRES OTHERWISE, TERMS NOT DEFINED HEREIN HAVE THE MEANINGS ASCRIBED TO THEM IN THE OFFER TO PURCHASE.

     Procedures for tendering Shares are set forth in Section 3 of the Offer to Purchase and this Supplement. Tendering stockholders may use either the original
(blue) Letter of Transmittal and the original (grey) Notice of Guaranteed Delivery previously circulated with the Offer to Purchase, or the revised (yellow) Letter of Transmittal and the revised (beige) Notice of Guaranteed Delivery circulated with this Supplement. While the original (blue) Letter of Transmittal refers only to the Offer to Purchase dated August 5, 1997, stockholders using such document to tender their Shares will nevertheless receive $12.40 net per Share for each Share validly tendered and not properly withdrawn and accepted for payment pursuant to the Offer, subject to the conditions of the Offer. References made herein to the Letter of Transmittal and the Notice of Guaranteed Delivery shall include references to both the original and revised versions of such documents as circulated with the Offer to Purchase and this Supplement, respectively.

     SHARES PREVIOUSLY VALIDLY TENDERED AND NOT PROPERLY WITHDRAWN CONSTITUTE VALID TENDERS FOR PURPOSES OF THE OFFER. STOCKHOLDERS ARE NOT REQUIRED TO TAKE ANY FURTHER ACTION WITH RESPECT TO SUCH SHARES IN ORDER TO RECEIVE THE INCREASED OFFER PRICE OF $12.40 NET PER SHARE IF SHARES ARE ACCEPTED FOR PAYMENT AND PAID FOR BY THE PURCHASER PURSUANT TO THE OFFER, EXCEPT AS MAY BE REQUIRED BY THE GUARANTEED DELIVERY PROCEDURE IF SUCH PROCEDURE WAS UTILIZED. SEE SECTION 3 OF THIS SUPPLEMENT. SEE SECTION 4 OF THE OFFER TO PURCHASE FOR THE PROCEDURES FOR WITHDRAWING SHARES TENDERED PURSUANT TO THE OFFER.

     The discussion set forth in the Introduction of the Offer to Purchase is hereby amended and supplemented as follows:

     In the Merger, at the Effective Time, each issued and outstanding Share (except for shares held in the treasury of the Company or by any subsidiary thereof, Shares registered in the name of the Parent or the Purchaser, and Shares held by stockholders who shall have properly demanded and perfected appraisal rights in accordance with Section 262 of the DGCL) will automatically be canceled and converted into the right to receive $12.40 in cash (or any higher per Share price paid for Shares pursuant to the Offer), net to the holder, without interest. See "SPECIAL FACTORS -- The Merger Agreement."

     THE OFFER IS CONDITIONED UPON, AMONG OTHER THINGS, (I) THE SATISFACTION OR WAIVER OF THE MINIMUM CONDITION, (II) THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE EXON-FLORIO ACT, AND (III) RECEIPT

OF ANY REQUISITE APPROVALS OF THE EUROPEAN COMMISSION AND THE BANK OF JAPAN. THE OFFER ALSO IS SUBJECT TO THE OTHER TERMS AND CONDITIONS DESCRIBED IN THE OFFER TO PURCHASE. AS DESCRIBED IN SECTIONS 10 AND 11 OF THE OFFER TO PURCHASE, THE OFFER IS ALSO CONDITIONED UPON THE EXPIRATION OR TERMINATION OF ANY APPLICABLE WAITING PERIOD UNDER THE HSR ACT. THIS CONDITION WAS SATISFIED ON AUGUST 11, 1997, WHEN THE U.S. DEPARTMENT OF JUSTICE AND THE FEDERAL TRADE COMMISSION GRANTED THE PARENT EARLY TERMINATION OF THE WAITING PERIOD UNDER THE HSR ACT. SEE SECTIONS 10 AND 11 OF THE OFFER TO PURCHASE AND THIS SUPPLEMENT.

     The Company has advised the Purchaser that, as of August 20, 1997, (i) the number of Shares issued and outstanding was 123,067,004, (ii) there were outstanding options (the "Options") to purchase an aggregate of 10,175,038 Shares held under the Company Option Plans and (iii) 5,433,019 Shares were available for issuance under the Company's Stock Purchase Plan. As of August 20, 1997, all of the executive officers and directors of the Company as a group owned 697,014 Shares and held Options to purchase 1,810,698 Shares (whether or not vested). The Company has advised the Purchaser that, to the best of the Company's knowledge, and subject to applicable securities laws, all of the directors constituting the Disinterested Board and all of the executive officers of the Company presently intend to tender pursuant to the Offer all Shares owned by such persons. See "SPECIAL FACTORS -- Interest of Certain Persons in the Offer and the Merger." Accordingly, based on issued and outstanding Shares, including those held by executive officers and directors of the Company (as described above), and on outstanding options to purchase Shares that will vest prior to the Expiration Date (assuming the Offer expires on September 12, 1997 and assuming the exercise of those options with exercise prices less than $12.40), in each case as of August 20, 1997, the Minimum Condition will be satisfied if, in addition to the Shares held by the executive officers and directors of the Company, approximately 11,691,422 Shares are validly tendered in the Offer and not withdrawn.

     THE OFFER TO PURCHASE, THIS SUPPLEMENT, AND THE RELATED LETTER OF TRANSMITTAL CONTAIN IMPORTANT INFORMATION WHICH SHOULD BE READ CAREFULLY BEFORE ANY DECISION IS MADE WITH RESPECT TO THE OFFER.

                                SPECIAL FACTORS

BACKGROUND OF THE OFFER AND MERGER; PAST CONTACTS, TRANSACTIONS AND NEGOTIATIONS WITH THE COMPANY

     The last sentence of the last paragraph on page 3 of the Offer to Purchase under the caption "SPECIAL FACTORS -- Background of the Offer and the Merger, Past Contacts, Transactions and Negotiations with the Company -- Relationship Between the Company and the Parent and its Subsidiaries" is hereby amended and restated to read as follows:

     Currently the Parent holds 51,811,664 Shares, representing 42.10% of the outstanding Shares (based on the number of Shares outstanding on August 20, 1997, as advised by the Company).

     The fifth paragraph on page 9 of the Offer to Purchase under the caption "SPECIAL FACTORS -- Background of the Offer and the Merger; Past Contacts, Transactions and Negotiations with the Company -- Background and Negotiations relating to the Offer and the Merger" is hereby amended and restated to read as follows:

     At a meeting of the Disinterested Board held on July 15, 1997, Morgan Stanley reported their preliminary estimates of valuation based on the analysis that Morgan Stanley was asked on July 8, 1997 to perform. These estimates were based on, among other things, financial projections prepared by the Company on July 3, 1997 for use in connection with this transaction (the "July 3 Projections") and a risk analysis prepared by the Company and Morgan Stanley designed to quantify various risks associated with achieving the July 3 Projections. Morgan Stanley at that time noted that it was unlikely that a spin-off of either the products business or the software and services business, could be effected on a tax-free basis, nor could any such spin-off be effected without the support of the Parent. In addition, Morgan Stanley noted that the value of the products business depended on assumptions concerning new or additional financial responsibilities and contractual agreements that might be undertaken by the Parent and that the value of the software and services business was adversely impacted by its recent unprofitability.

     The second full paragraph on page 11 of the Offer to Purchase under the caption "SPECIAL FACTORS -- Background of the Offer and the Merger; Past Contacts, Transactions and Negotiations with the Company -- Background and Negotiations relating to the Offer and the Merger" is hereby amended and restated to read as follows:

     At a telephonic meeting of the Disinterested Board held at 6 a.m. (California time) on July 30, 1997, Morgan Stanley reviewed in detail its financial analysis of the proposed Offer and Merger. As described in the section entitled "Opinion of Financial Advisor to the Disinterested Board," Morgan Stanley's financial analysis of the proposed Offer and Merger was based, in part, on various financial and operating scenarios prepared by the Company's management and its advisors. These scenarios included the July 3 Projections, the risk analysis described above prepared by the Company and Morgan Stanley, and a sensitivity analysis prepared by Morgan Stanley based, in part, on the July 3 Projections and using estimates of projected industry performance. The sensitivity analysis projected the least favorable financial performance for the Company. See "Opinion of Financial Advisor to the Disinterested Board." At the conclusion of its presentation, Morgan Stanley delivered to the Disinterested Board its oral opinion (which was subsequently confirmed in writing) to the effect that the proposed consideration to be received by the Company's stockholders (other than the Parent and its affiliates) in the Offer and the Merger is fair from a financial point of view to the stockholders (other than the Parent and its affiliates). Morgan Stanley's opinion regarding fairness from a financial point of view rested in part on "implied valuation ranges," which reflected Morgan Stanley's judgment as applied to various valuation methodologies. See "Opinion of Financial Advisor to the Disinterested Board." Overall, these valuations generally produced ranges from $7.00 to $13.00. In comparing the Company to other companies, Morgan Stanley used multiples from certain publicly traded computer hardware companies, as described in the section headed "Opinion of Financial Advisor to the Disinterested Board." The Disinterested Board also reviewed the draft of the Merger Agreement that had been distributed to them by facsimile. The Disinterested Board heard a legal presentation by a representative of Brobeck with respect to its members' fiduciary duties and the terms of the proposed Offer and Merger. The Disinterested Board discussed the terms of the Merger Agreement and requested certain changes, which were subsequently agreed to by the Parent.

Based on such discussions, presentations and opinion, the Disinterested Board unanimously (i) approved the Offer, the Merger and the Merger Agreement, in substantially the form presented to the Disinterested Board, and the transactions contemplated by the Merger Agreement, (ii) determined that the terms of the Offer and the Merger are fair to and in the best interests of the Company and its stockholders (other than the Parent and its affiliates) and
(iii) recommended that the Company's stockholders accept the Offer and tender their Shares pursuant to the Offer and approve and adopt the Merger Agreement and the transactions contemplated thereby.

     The sixth paragraph on page 11 of the Offer to Purchase under the caption "SPECIAL FACTORS -- Background of the Offer and the Merger; Past Contacts, Transactions and Negotiations with the Company" is hereby amended and restated to read as follows:

     Certain Litigation. Shortly after the July 30, 1997 public announcement that the Parent proposed to acquire those Shares of the Company that it did not already own, several putative class actions were filed in various courts challenging the fairness of the proposed transaction to the Company stockholders. After the filing of such actions, counsel for the plaintiffs and counsel for the defendants in such actions engaged in expedited discovery for the purposes of preparing for a hearing on plaintiffs' request for preliminary injunctive relief. During this discovery period, counsel for the plaintiffs and counsel for the defendants engaged in extensive discussions regarding the possibility of settling such actions. On August 20, 1997, the parties reached an agreement-in-principle concerning the proposed settlement of certain of such actions. Pursuant to such agreement-in-principle, the Purchaser has elected under the Merger Agreement to increase the Offer Price from $12.00 per Share to $12.40 per Share. See Section 11.

OPINION OF FINANCIAL ADVISOR TO THE DISINTERESTED BOARD

     The first sentence of the first full paragraph on page 18 of the Offer to Purchase is hereby amended and restated to read as follows:

     Pursuant to a letter agreement dated July 1, 1997, the Company has agreed to pay Morgan Stanley a transaction fee, payable upon consummation of the Merger, of approximately $4.1 million, which is based on the consideration to be received by the holders of Shares other than the Parent and the Purchaser.

INTERESTS OF CERTAIN PERSONS IN THE OFFER AND THE MERGER

     The last sentence of the fourth full paragraph on page 23 of the Offer to Purchase under the immediately foregoing caption is hereby amended and restated to read as follows:

     Such former directors included Mr. Keizo Fukagawa, who currently holds options to purchase 15,000 Shares, all of which are currently vested, of which 5,000 are exercisable for an exercise price over $12.40 per Share, while 5,000 are exercisable for $12.1875 per Share and 5,000 are exercisable for $7.125 per Share; and Mr. Kazuto Kojima, who currently holds (a) options to purchase 5,000 Shares at an exercise price of $5.3125 per Share, exercisable for a period of three months commencing on June 29, 1997, and (b) options to purchase 2,500 Shares at an exercise price of $12.1875 per Share and options to purchase 5,000 Shares at exercise prices above $12.40 per Share, exercisable for a period of six months commencing on June 29, 1997.

     The last two sentences of the carry-over paragraph at the top of page 24 of the Offer to Purchase under the subcaption "Interests of Board Members with Respect to Compensation and Shares" is hereby amended and restated to read as follows:

     Of these, options to purchase 70,000 Shares are exercisable at a price which is above the Offer Price and will, therefore, not give rise to the right to receive such excess. See "-- The Merger Agreement -- Effects on Securities; Stock Options and Stock Participation Plans."

     The first paragraph and the table appearing immediately thereafter on page 25 of the Offer to Purchase are hereby amended and restated to read as follows:

     To the knowledge of the Company, as of August 20, 1997, the current directors and officers of the Company, as a group, beneficially owned, directly or indirectly, or exercise control or direction over 697,014

Shares, not including unexercised options, representing approximately 0.6% of the outstanding Shares. The directors and executive officers of the Company will be entitled to receive, as contemplated by the Merger Agreement, cash payments in the manner set forth in the table below (see "-- The Merger Agreement -- Effects on Securities; Stock Options and Stock Participation Plan"):

Shares and Option Amounts with Respect to the Company's Directors and Executive
                                    Officers

                                                                                       VALUE OF
                                                                   OPTIONS            RESTRICTED
                                                              CONVERTED TO CASH        STOCK AND
                                                            AT TIME OF OFFER AND     OPTIONS TO BE
                                              DOLLAR               MERGER            PAID IN CASH
                              OWNED          AMOUNT AT     -----------------------    AT A LATER      TOTAL CASH
           NAME              SHARES*        OFFER PRICE    SHARES       DOLLARS          DATE        CONSIDERATION
--------------------------  ----------     -------------   -------   -------------   -------------   -------------
John C. Lewis.............     164,115     $2,035,026.00   258,000   $1,514,137.50   $1,561,210.00   $5,110,373.50
David L. Anderson.........      20,943        259,693.20   122,250      797,228.12      248,865.63    1,305,786.95
Michael R. Carabetta......       1,116         13,838.40    16,900       48,253.75      252,633.75      314,725.90
William F. Ferone.........      12,387        153,598.80   133,000      992,543.74      239,726.83    1,385,869.37
William Flanagan..........       8,551        106,032.40    78,150      517,269.37      242,975.63      866,277.40
Charles E. Fonner.........       7,625         94,550.00    46,650      344,263.12      133,653.13      572,466.25
Gregory R. Grodhaus.......           0              0.00         0            0.00      311,578.13      311,578.13
Orval J. Nutt.............       1,144         14,185.60   116,500      740,256.25      108,537.50      862,979.35
Michael J. Poehner........       4,543**       56,333.20    31,400      197,872.50      206,125.00      460,330.70
Anthony M. Pozos..........      53,094        658,365.60   184,450    1,143,670.62      236,465.63    2,038,501.85
William R. Riley..........       4,384         54,361.60    20,100      137,633.74      204,187.50      396,182.84
Bruce J. Ryan.............      16,751        207,712.40    36,250      208,015.62      929,916.88    1,345,644.90
Ernest B. Thompson........         229          2,839.60    55,300      413,801.25       68,558.75      485,199.60
David B. Wright...........      26,312        326,268.80   104,550      735,616.87      774,116.88    1,836,002.55
Michael R. Hallman........           0              0.00    10,000       19,468.75            0.00       19,468.75
E.F. Heizer, Jr...........       8,000         99,200.00    16,000       53,431.25            0.00      152,631.25
Burton G. Malkiel,
  Ph.D....................       1,052***      13,044.80    16,000       53,431.25            0.00       66,476.05
George R. Packard,
  Ph.D....................       1,000         12,400.00    15,000       45,843.75            0.00       58,243.75
Walter B. Reinhold........      78,605        974,702.00    16,000       53,431.25            0.00    1,028,133.25
J. Sidney Webb............       4,000         49,600.00    16,000       53,431.25            0.00      103,031.25

This table does not include options with an exercise price greater than $12.40.
---------------
  * Does not include Restricted Stock.

 ** Does not include 900 shares held by Mr. Poehner as custodian for his two children. Mr. Poehner has sole voting and investment power over these shares.

*** Does not include 1,000 shares held by the Jonathan P. Malkiel Trust of which Dr. Malkiel is a trustee with shared voting, but sole investment power.

BENEFICIAL OWNERSHIP OF SHARES

     The first paragraph and the table appearing immediately thereafter on page 27 of the Offer to Purchase under the immediately foregoing caption are hereby amended and restated to read as follows:

     The following table sets forth certain information, as of August 20, 1997, regarding the ownership of Shares by each person known by the Company to be the beneficial owner of more than 5% of the outstanding Shares, as well as each director of the Company, certain other officers of the Company and all executive officers and directors of the Company as a group:

                                                              SHARES BENEFICIALLY       APPROXIMATE
                            NAME                                   OWNED(1)           PERCENT OWNED(2)
------------------------------------------------------------- -------------------     ----------------
John C. Lewis................................................         643,490                  *
Michael R. Hallman...........................................          15,000                  *
E. F. Heizer, Jr.............................................          37,000                  *
Burton G. Malkiel, Ph.D......................................          31,052**                *
George R. Packard, Ph.D......................................          29,000                  *
Walter B. Reinhold...........................................         107,605                  *
J. Sidney Webb...............................................          33,000                  *
William F. Ferone............................................         135,450                  *
Michael J. Poehner...........................................          36,343***               *
Bruce J. Ryan................................................         102,551                  *
David B. Wright..............................................         154,012                  *
All directors and executive officers as a group (20
  persons)...................................................       2,003,914                1.6%

Fujitsu Limited..............................................      51,811,664               42.1%

The Prudential Insurance Company of America..................      10,352,218                8.4%
1751 Broad Street
Newark, New Jersey 07102-3777

---------------

   * Less than 1%.

  ** Includes 1,000 Shares held by the Jonathan P. Malkiel Trust, of which Dr.
     Malkiel is a trustee with shared voting, but sole investment, power.

 *** Includes 900 Shares (450 each) held by Mr. Poehner as custodian for his two children. Mr. Poehner has sole voting and investment power over these shares.

(1) The Company has advised the Parent and the Purchaser that it believes that all beneficial owners named in the table have sole voting and investment power with respect to the Shares they beneficially own. The figures include Shares that could be purchased by exercise of options within 60 days of July 30, 1997 (including options which have exercise prices above $12.40) as held by: Mr. Lewis, 369,600 Shares; Mr. Hallman, 15,000 Shares; Mr. Heizer, 29,000 Shares; Dr. Malkiel, 29,000 Shares; Dr. Packard, 28,000 Shares; Mr. Reinhold, 29,000 Shares; Mr. Webb, 29,000 Shares; Mr. Ferone, 113,800 Shares; Mr. Poehner, 23,400 Shares; Mr. Ryan, 36,250 Shares; Mr. Wright, 82,150 Shares; and all directors and executive officers as a group, 1,309,900 Shares.

(2) Percent of the 123,067,004 Shares outstanding as of August 20, 1997, counting as outstanding for each named person all Shares issuable to such person on exercise of Options that are included in the first column.

FINANCING THE OFFER AND THE MERGER

     The second full paragraph on page 33 of the Offer to Purchase under the immediately foregoing caption is hereby amended and restated to read as follows:

     The Purchaser estimates that the total amount of funds required to purchase all Shares validly tendered pursuant to the Offer, to consummate the Merger and to pay all related costs and expenses will be approximately $957 million.

                                THE TENDER OFFER

SECTION 1. TERMS OF THE OFFER.

     The second sentence of the first paragraph on page 38 of the Offer to Purchase under the immediately foregoing captions is hereby amended and restated to read as follows:

     The Expiration Date has been extended to 5:00 p.m., New York City Time, on Friday, September 12, 1997, and the term "Expiration Date" means such date and time unless and until the Purchaser, in its sole discretion or pursuant to the terms of the Merger Agreement, shall have extended the period of time during which the Offer is open, in which event the term "Expiration Date" shall mean the latest time and date at which the Offer, as so extended by the Purchaser, shall expire.

     The second paragraph on page 38 of the Offer to Purchase under the foregoing captions is hereby amended and supplemented by adding the following sentence:

     On August 11, 1997, the U.S. Department of Justice and the Federal Trade Commission granted the Parent early termination of the waiting period under the HSR Act.

SECTION 3. PROCEDURE FOR TENDERING SHARES.

     The discussion set forth on pages 41 through 43 of the Offer to Purchase under the immediately foregoing caption is hereby amended and supplemented as follows:

     The revised (yellow) Letter of Transmittal, and the revised (beige) Notice of Guaranteed Delivery, distributed with this Supplement may be used to tender Shares. Tendering stockholders may also continue to use the (blue) Letter of Transmittal and the (gray) Notice of Guaranteed Delivery previously distributed with the Offer to Purchase to tender Shares in order to receive the increased price of $12.40 net per Share pursuant to the amended Offer.

     STOCKHOLDERS WHO HAVE PREVIOUSLY VALIDLY TENDERED SHARES PURSUANT TO THE OFFER AND NOT PROPERLY WITHDRAWN SUCH SHARES HAVE VALIDLY TENDERED SUCH SHARES FOR PURPOSES OF THE OFFER, AS AMENDED, AND NEED NOT TAKE ANY FURTHER ACTION IN ORDER TO RECEIVE THE INCREASED PRICE OF $12.40 NET PER SHARE PURSUANT TO THE AMENDED OFFER, IF SHARES ARE ACCEPTED FOR PAYMENT.

SECTION 5. PRICE RANGE OF SHARES; DIVIDENDS.

     The discussion set forth on page 44 of the Offer to Purchase under the immediately foregoing caption is hereby amended and supplemented as follows:

     The high and low last reported sales quotations per Share on the AMEX for the third quarter of fiscal 1997 (through August 21, 1997), as reported in published financial sources, were 12 1/4 and 8 13/16. On August 21, 1997, the last full trading day prior to the date of this Supplement, the last reported sales quotation of the Shares on the AMEX was $12 1/4 per Share.

SECTION 7. CERTAIN INFORMATION CONCERNING THE COMPANY.

     The discussion set forth on pages 45 through 50 of the Offer to Purchase under the immediately foregoing caption is hereby amended and supplemented as follows:

     Exhibit I to this Supplement sets forth the consolidated financial information (unaudited) relating to the Company and its subsidiaries for the 6 months ended June 27, 1997 which has been excerpted or derived from the financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended June 27, 1997 (the "2Q 1997 Form 10-Q"). More comprehensive financial information is included in the 2Q 1997 Form 10-Q and other documents as filed by the Company with the SEC. The financial information contained in Exhibit I to this Supplement is qualified in its entirety by reference to such 2Q 1997 Form 10-Q and such other documents, including the financial statements and related notes contained therein. The 2Q 1997 Form 10-Q and such other documents may be examined and copies may be obtained from the offices of the SEC in the manner set forth below.

     The carryover paragraph appearing at the bottom of page 47 and the top of page 48 of the Offer to Purchase under the foregoing caption is amended and supplemented as follows:

     Book value as of June 27, 1997 was $4.96 per Share. The ratio of earnings to fixed charges for the quarter ended June 27, 1997 is not relevant for the Company, given that the Company had negative earnings in such period.

SECTION 10. CERTAIN CONDITIONS TO THE OFFER.

     The discussion set forth on pages 52 through 54 of the Offer to Purchase under the immediately foregoing caption is hereby amended and supplemented as follows:

     The condition to the Offer related to the HSR Act was satisfied on August 11, 1997, when the U.S. Department of Justice and the FTC granted the Parent early termination of the waiting period under the HSR Act.

     The condition to the Offer related to the Competition Act (Canada) was satisfied on August 14, 1997, when the Canadian Director issued an ARC to the Parent.

SECTION 11. CERTAIN LEGAL MATTERS; REGULATORY APPROVALS.

  Antitrust.

     The second full paragraph on page 55 of the Offer to Purchase under the immediately foregoing captions is hereby amended and supplemented by adding the following sentence:

     On August 11, 1997, the U.S. Department of Justice and the Federal Trade Commission granted the Parent early termination of the waiting period under the HSR Act.

  Competition Act and Investment Canada Act.

     The second full paragraph on page 57 of the Offer to Purchase under the immediately foregoing caption is hereby amended and supplemented by adding the following sentence:

     On August 14, 1997, the Canadian Director issued an ARC to the Parent.

  European Union Regulation.

     The first sentence of the fifth full paragraph on page 57 of the Offer to Purchase under the immediately foregoing caption is hereby amended and restated to read as follows:

     The Parent filed a notification with the European Commission in accordance with the Merger Regulation on August 5, 1997.

  Litigation.

     The first and second paragraphs on page 59 of the Offer to Purchase under the immediately foregoing caption are hereby amended and restated to read as follows:

     Shortly after the July 30, 1997 public announcement that the Parent proposed to acquire those Shares of the Company that it did not already own, several putative class actions were filed in the Delaware Court of Chancery and in the California Superior Court for the County of Santa Clara challenging the fairness of the proposed transaction to Company stockholders. Cases filed in the Delaware Court of Chancery as of August 19, 1997 are: Lopez v. Amdahl Corp., et al. (Civ. Act. No. 15833NC), filed July 30, 1997; Kaltman v. Lewis, et al. (Civ. Act. No. 15834NC), filed July 30, 1997; Uzzo v. Lewis, et al. (Civ. Act. No. 15837), filed July 31, 1997; O'Shea v. Kojima, et al. (Civ. Act. No. 15838), filed July 31, 1997; Gachot & Gachot, Inc. v. Amdahl Corp., et al. (Civ. Act. No. 15839), filed July 31, 1997; Crandon Capital Partners v. Lewis, et al. (Civ. Act. No. 15840), filed July 31, 1997; Bodakian v. Amdahl Corp., et al. (Civ. Act. No. 15841), filed July 31, 1997; McCeady v. Amdahl Corp. (Civ. Act. No. 15845), filed July 31, 1997; Zicherman v. Lewis, et al. (Civ. Act. No. 15847NC), filed August 1, 1997; Halebian v. Lewis, et al. (Civ. Act. No. 15850NC), filed August 1, 1997; Cohen v. Amdahl Corp., et al. (Civ. Act. No. 15851NC), filed August 4, 1997, and Millet v. Amdahl Corp., et al. (Civ. Act. No. 15857), filed August 5, 1997. Cases filed in the California Superior Court for the County of Santa Clara as of August 1, 1997 are: Lacoff v. Amdahl Corp., et al. (Case No. CV767860), filed July 30, 1997; and Silverman v. Amdahl Corp., et al. (Case No. CV767896), filed August 1, 1997.

     In substance, the complaints allege that because of the Parent's ownership of approximately 42% of the Company, the relationship between the Parent and the Company and the alleged control of the Parent over the Company's officers and directors, the Parent dictated the terms of the transaction and that those terms do not reflect the fair value of the Company. The complaints also allege that the defendants -- the Parent, the Company and several individuals serving as officers or directors of one or more of those companies -- possess material non-public information regarding the fair value of the Company and breached their fiduciary and other duties to the public stockholders of the Company by failing to take adequate steps to determine the fair value of the Company or to condition the Offer on acceptance by holders of a majority of the Shares held by persons other than the Parent and its affiliates. The relief sought by the plaintiffs includes an injunction against the acquisition of Shares by the Parent; an injunction requiring that certain steps be taken to evaluate the value of the Company; a declaration that defendants have breached their fiduciary and other duties; an accounting for damages; compensatory and/or rescissionary damages; costs of suit; and attorneys' and experts' fees in unspecified amounts.

     By Order dated August 8, 1997, the Delaware Court of Chancery granted a motion for expedited discovery by the plaintiffs in several of the Delaware actions and set a hearing for a motion for a preliminary injunction in several of the Delaware actions on August 28, 1997, at 11:00 a.m. On August 11, 1997, the California Superior Court in the Lacoff and Silverman actions entered Orders holding proceedings in abeyance pending a decision by the Delaware Court of Chancery on plaintiffs' motion for a preliminary injunction in several of the Delaware actions.

     Following the filing of such actions, counsel for the plaintiffs and counsel for the defendants in such actions engaged in expedited discovery for the purposes of preparing for a hearing on plaintiffs' request for preliminary injunctive relief. During this discovery period, counsel for the plaintiffs and counsel for the defendants engaged in extensive discussions regarding the possibility of settling such actions.

     On August 20, 1997, counsel for the plaintiffs in certain of such actions entered into a Memorandum of Understanding ("MOU") with counsel for the defendants providing for a proposed settlement of such actions.

The MOU provides for, among other things, (i) the filing of a consolidated amended complaint in Delaware and the dismissal of the actions in California,
(ii) the creation of a settlement class composed of certain owners of Shares,
(iii) the increase in the Offer Price to $12.40 per Share from $12.00 per Share,
(iv) certain disclosure to be disseminated to stockholders of the Company (such disclosure is included in this Supplement), (v) the certification of the consolidated actions, for settlement purposes only, as a class action, and such action to be dismissed with prejudice, (vi) a release of the defendants and others, (vii) defendants' agreement not to oppose an application by plaintiffs' counsel for an award of fees not exceeding $7 million and $250,000 in expenses, and (viii) the option of the Parent and the Purchaser to withdraw from the settlement if the holders of more than 20% of the Shares owned at the time of the Merger by persons other than the defendants demand appraisal rights. The MOU and the proposed settlement are conditioned on, among other things, final approval by the Delaware Chancery Court. The foregoing description of the MOU is qualified in its entirety by reference to the text of the MOU, which has been filed as an exhibit to the Schedule 14D-1.

SECTION 12. FEES AND EXPENSES.

     The discussion set forth on pages 59 and 60 of the Offer to Purchase under the immediately foregoing caption is hereby amended and supplemented as follows:

     In addition to the expenses described above, pursuant to the MOU, the defendants in the actions described therein have agreed not to oppose an application by plaintiffs' counsel for an award of fees not exceeding $7 million and $250,000 in expenses to be paid by the Company, the Purchaser or the Parent.

SECTION 13. MISCELLANEOUS.

     The discussion set forth on page 60 of the Offer to Purchase under the immediately foregoing caption is hereby amended and supplemented as follows:

     The Parent and the Purchaser have filed with the SEC amendments to the
Schedule 14D-1, together with exhibits, pursuant to Section 14(d)(1) of the Exchange Act and Rule 14d-3 promulgated thereunder, furnishing certain additional information with respect to the Offer and may file further amendments thereto. The Parent, the Purchaser and the Company have filed with the SEC amendments to the Schedule 13E-3, together with exhibits, pursuant to Rule 13e-3 under the Exchange Act, furnishing certain additional information with respect to the Offer and may file further amendments thereto. In addition, the Company has filed with the SEC amendments to the Schedule 14D-9 pursuant to Rule 14d-9 under the Exchange Act, together with exhibits and may file further amendments thereto. Such Schedule 14D-1, Schedule 13E-3 and Schedule 14D-9, including exhibits and any and all amendments thereto, may be inspected at, and copies may be obtained from, the same places and in the same manner as set forth in Section 7 of the Offer to Purchase (except that they will not be available at the regional offices of the SEC).

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION ON BEHALF OF THE PARENT OR THE PURCHASER OTHER THAN AS CONTAINED IN THE OFFER TO PURCHASE, THIS SUPPLEMENT OR IN THE LETTER OF TRANSMITTAL AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE PURCHASER OR THE PARENT.

     Except as modified by this Supplement and any amendments to the Schedule 14D-1, the terms and conditions set forth in the Offer to Purchase remain applicable in all respects to the Offer, and this Supplement should be read in conjunction with the Offer to Purchase and the revised (yellow) Letter of Transmittal.

                          Fujitsu International, Inc.

                                August 22, 1997

                                                                       EXHIBIT I

                       CONSOLIDATED FINANCIAL STATEMENTS

                      FOR THE 6 MONTHS ENDED JUNE 27, 1997
                                  (UNAUDITED)

     The following information has been excerpted or derived from the financial statements contained in the Company's Quarterly Report on Form 10-Q for the quarter ended June 27, 1997, filed with the SEC on August 11, 1997.

                      AMDAHL CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
                      JUNE 27, 1997 AND DECEMBER 27, 1996
                             (DOLLARS IN THOUSANDS)
                                  (UNAUDITED)

                                     ASSETS

                                                                         1997           1996
                                                                      ----------     ----------
Current assets:
  Cash and cash equivalents.........................................  $  126,893     $  134,646
  Restricted cash...................................................          --         57,126
  Short-term investments............................................     184,002        210,671
  Receivables, net of allowances....................................     425,986        498,851
  Inventories --
     Purchased materials............................................      17,610         30,766
     Systems in process.............................................      28,130         26,407
     Finished goods.................................................      42,969         71,582
  Prepaid expenses and deferred tax benefit.........................      64,020         86,360
                                                                      ----------     ----------
          Total current assets......................................     889,610      1,116,409
                                                                      ----------     ----------
Long-term receivables and other assets..............................      38,429         33,647
                                                                      ----------     ----------
Property and equipment, at cost:
  Leased systems....................................................      29,336         41,582
  System spares.....................................................     345,465        368,209
  Production and data processing equipment..........................     327,743        318,527
  Office furniture, equipment, and improvements.....................     144,788        140,050
  Land and buildings................................................      78,426         82,318
                                                                      ----------     ----------
                                                                         925,758        950,686
  Less -- Accumulated depreciation and amortization.................    (683,959)      (705,723)
                                                                      ----------     ----------
          Property and equipment, net...............................     241,799        244,963
                                                                      ----------     ----------
Excess of cost over net assets acquired, net of amortization........     201,798        201,385
                                                                      ----------     ----------
                                                                      $1,371,636     $1,596,404
                                                                      ==========     ==========
                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
  Notes payable and short-term debt.................................  $   42,162     $   45,053
  Short-term debt -- stockholder (Fujitsu Limited)..................      80,000         80,000
  Accounts payable..................................................     112,111        141,697
  Accounts payable -- stockholder (Fujitsu Limited).................      24,911         68,625
  Accrued liabilities...............................................     397,117        541,743
                                                                      ----------     ----------
          Total current liabilities.................................     656,301        877,118
                                                                      ----------     ----------
Long-term liabilities...............................................      48,140         43,663
                                                                      ----------     ----------
Deferred income taxes...............................................      57,812         62,375
                                                                      ----------     ----------
Stockholders' equity:
  Common stock, $.05 par value
  Authorized -- 200,000,000 shares Outstanding -- 122,780,000 shares
in 1997 and 121,753,000 shares in 1996..............................       6,139          6,088
  Additional paid-in capital........................................     563,041        555,690
  Retained earnings.................................................      35,395         44,313
  Cumulative translation adjustments................................       7,005          9,300
  Unrealized holding losses on securities...........................      (2,197)        (2,143)
                                                                      ----------     ----------
          Total stockholders' equity................................     609,383        613,248
                                                                      ----------     ----------
                                                                      $1,371,636     $1,596,404
                                                                      ==========     ==========

   The accompanying notes are an integral part of these financial statements.

                      AMDAHL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT PER COMMON SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                       FOR THE THREE MONTHS ENDED
                                                                   -----------------------------------
                                                                    JUNE 27, 1997       JUNE 28, 1996
                                                                   ---------------     ---------------
REVENUES
  Equipment sales................................................     $ 129,636           $ 106,395
  Service, software and other....................................       308,840             276,459
                                                                       --------            --------
                                                                        438,476             382,854
                                                                       --------            --------
COST OF REVENUES
  Equipment sales................................................        80,030             252,350
  Service, software and other....................................       251,611             207,398
                                                                       --------            --------
                                                                        331,641             459,748
                                                                       --------            --------
  Gross margin...................................................       106,835             (76,894)
                                                                       --------            --------
OPERATING EXPENSES
  Engineering and development....................................        24,121              32,198
  Marketing, general and administrative..........................        80,988             103,621
  Purchased in-process engineering and development...............            --              20,700
                                                                       --------            --------
                                                                        105,109             156,519
                                                                       --------            --------
  Income (loss) from operations..................................         1,726            (233,413)
                                                                       --------            --------
INTEREST
  Income.........................................................         4,333               7,503
  Expense........................................................        (1,972)             (2,526)
                                                                       --------            --------
                                                                          2,361               4,977
                                                                       --------            --------
  Income (loss) before provision for income taxes................         4,087            (228,436)
PROVISION FOR INCOME TAXES.......................................         2,000              21,000
                                                                       --------            --------
NET INCOME (LOSS)................................................     $   2,087           $(249,436)
                                                                       ========            ========
PER COMMON SHARE AMOUNTS
  Net income (loss)..............................................     $     .02           $   (2.07)
                                                                       ========            ========
  Average outstanding shares.....................................       124,774             120,221
                                                                       ========            ========

   The accompanying notes are an integral part of these financial statements.

                      AMDAHL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (IN THOUSANDS, EXCEPT PER COMMON SHARE AMOUNTS)
                                  (UNAUDITED)

                                                                        FOR THE SIX MONTHS ENDED
                                                                     -------------------------------
                                                                     JUNE 27, 1997     JUNE 28, 1996
                                                                     -------------     -------------
REVENUES
  Equipment sales..................................................    $ 242,503         $ 200,859
  Service, software and other......................................      588,878           499,023
                                                                        --------         ---------
                                                                         831,381           699,882
                                                                        --------         ---------
COST OF REVENUES
  Equipment sales..................................................      151,567           337,934
  Service, software and other......................................      471,217           366,260
                                                                        --------         ---------
                                                                         622,784           704,194
                                                                        --------         ---------
  Gross margin.....................................................      208,597            (4,312)
                                                                        --------         ---------
OPERATING EXPENSES
  Engineering and development......................................       48,795            62,761
  Marketing, general and administrative............................      168,215           199,974
  Purchased in-process engineering and development.................           --            20,700
                                                                        --------         ---------
                                                                         217,010           283,435
                                                                        --------         ---------
  Loss from operations.............................................       (8,413)         (287,747)
                                                                        --------         ---------
INTEREST
  Income...........................................................        9,322            15,899
  Expense..........................................................       (4,827)           (4,742)
                                                                        --------         ---------
                                                                           4,495            11,157
                                                                        --------         ---------
  Loss before provision for income taxes...........................       (3,918)         (276,590)
PROVISION FOR INCOME TAXES.........................................        5,000            11,369
                                                                        --------         ---------
NET LOSS...........................................................    $  (8,918)        $(287,959)
                                                                        ========         =========
PER COMMON SHARE AMOUNTS:
  Net loss.........................................................    $    (.07)        $   (2.40)
                                                                        ========         =========
  Average outstanding shares.......................................      122,353           119,894
                                                                        ========         =========

   The accompanying notes are an integral part of these financial statements.

                      AMDAHL CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)
                                  (UNAUDITED)

                                                                        FOR THE SIX MONTHS ENDED
                                                                     -------------------------------
                                                                     JUNE 27, 1997     JUNE 28, 1996
                                                                     -------------     -------------
Cash and cash equivalents at beginning of period....................   $ 134,646         $ 192,980
                                                                        --------         ---------
Cash flows from operating activities:
  Net loss..........................................................      (8,918)         (287,959)
  Adjustments to reconcile net loss to net cash provided by (used for) operating activities:
     Depreciation and amortization..................................      46,506            49,154
     Purchased in-process engineering and development...............          --            20,700
     Write-down of processor inventories and lease systems to
      market........................................................          --           130,000
     Deferred income tax provision..................................      (4,563)            4,831
     Loss (gain) on dispositions of assets..........................        (373)              318
Changes in assets and liabilities net of effects of business acquisitions:
  Decrease in receivables...........................................      68,243            28,446
  Decrease in inventories...........................................      20,312            63,078
  (Increase) decrease in prepaid expenses and deferred tax
     benefit........................................................      20,302            (6,239)
  Increase in long-term receivables and other assets................      (4,614)           (4,932)
  Decrease in accounts payable......................................     (71,725)          (13,848)
  Decrease in accrued liabilities...................................     (72,144)           (8,214)
  Increase (decrease) in long-term liabilities......................       7,303            (3,203)
                                                                        --------         ---------
Net cash provided by (used for) operating activities................         329           (27,868)
                                                                        --------         ---------
Cash flows from investing activities:
  Purchases of available-for-sale short-term investments............     (64,386)         (108,493)
  Proceeds from sales of available-for-sale short-term
     investments....................................................      63,556           265,029
  Proceeds from maturities of short-term investments................      84,580                --
  Payment of business acquisitions, net of cash acquired............      (3,327)          (67,005)
  Payment of acquisition price payable to Trecom....................     (65,209)               --
Capital expenditures:
  Leased systems....................................................      (2,584)          (26,131)
  System spares.....................................................     (10,848)           (5,825)
  Other property and equipment......................................     (17,891)          (22,739)
Proceeds from property and equipment sales..........................       8,537             2,701
                                                                        --------         ---------
Net cash provided by (used for) investing activities................      (7,572)           37,537
                                                                        --------         ---------
Cash flows from financing activities:
  Decrease in notes payable and short-term debt.....................      (3,486)           (3,994)
  Repayments of long-term borrowings................................      (2,480)           (1,042)
  Sale of common stock and exercise of options......................       7,402             6,160
                                                                        --------         ---------
          Net cash provided by financing activities.................       1,436             1,124
                                                                        --------         ---------
Effect of exchange rate changes on cash.............................      (1,946)           (1,833)
                                                                        --------         ---------
          Net increase (decrease) in cash and cash equivalents......      (7,753)            8,960
                                                                        --------         ---------
Cash and cash equivalents at end of period..........................   $ 126,893         $ 201,940
                                                                        ========         =========

   The accompanying notes are an integral part of these financial statements.

                      AMDAHL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                                  (UNAUDITED)

     The accompanying interim financial statements and related notes should be read in conjunction with the financial statements and related notes included in the Company's 1996 Annual Report to Stockholders.

RELATIONSHIP WITH FUJITSU LIMITED

     During the second quarter of 1997 the Company recognized equipment sales to Fujitsu Limited (Fujitsu) under distributorship and other arrangements which contributed $1,700,000 to equipment sales compared to $1,830,000 in the second quarter of 1996 ($6,854,000 and $9,316,000 for the first six months of 1997 and 1996, respectively).

     Fujitsu reimburses Amdahl for certain specific engineering development activities performed by Amdahl from time to time related to products which are being jointly developed by Amdahl and Fujitsu. In connection with these development efforts, Amdahl recorded $6,832,000 as an offset to engineering and development expenses in the second quarter of 1997, compared to $6,200,000 in the second quarter of 1996 ($15,735,000 and $12,400,000 for the first six months of 1997 and 1996, respectively).

     In March 1997 Amdahl granted Fujitsu a license for certain storage system software for use in conjunction with Fujitsu's proprietary operating system for $4,700,000. This amount was recognized in first quarter 1997 as software revenue. In addition, Fujitsu has agreed to pay Amdahl a total of $18,200,000 during 1997 in compensation for changes requested by Fujitsu to development schedules for storage products currently being developed by Fujitsu for the Company under existing joint development programs. Of this compensation, the Company recorded $6,000,000 as an offset to engineering and development expenses in the second quarter of 1997 ($12,200,000 for the first six months of 1997, of which 6,000,000 was recorded as an offset to engineering and development expenses and $6,200,000 was recorded as an offset to equipment cost of revenues).

     Amounts due from Fujitsu and their subsidiaries included in receivables were $24,218,000 and $43,906,000 as of June 27,1997 and December 27, 1996,
respectively.

     At June 27, 1997 and December 27, 1996, $80,000,000 was outstanding under the loan agreement with Fujitsu. The terms of the loan were renegotiated in January 1997, and the full amount is payable in January 1998. Interest expense associated with the loan was $1,400,000 and $1,364,000 in the second quarters of 1997 and 1996, respectively ($2,775,000 and $2,922,000 in the first six months of 1997 and 1996, respectively).

SUPPLEMENTARY CASH FLOW DISCLOSURE

     Income taxes of $9,525,000 (net of taxes refunded of $557,000) were paid by the Company in the first six months of 1997, and income taxes of $3,162,000 (net of taxes refunded of $7,021,000) were paid by the Company in the first six months of 1996. Interest paid on all borrowings was $4,713,000 and $4,842,000 for the first six months of 1997 and 1996, respectively.

NONCASH INVESTING ACTIVITIES

     Net inventory capitalized into property, plant and equipment was $7,002,000 in the second quarter of 1997, compared to a net transfer of Amdahl-manufactured systems from net property, plant and equipment to inventories of $3,771,000 in the second quarter of 1996. Net inventory capitalized into property, plant and equipment was $19,603,000 in the first six months of 1997 and $3,174,000 in the first six months of 1996.

                      AMDAHL CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

BUSINESS ACQUISITIONS

     On April 16, 1997, Amdahl's professional services company, DMR Trecom, Inc., acquired William J. Kelley & Co., Inc. (Kelley), a Boston-based information technology firm. Under the stock purchase agreement, $3 million of the purchase price was paid in April 1997 and $2.1 million is payable without interest in April 1998. The present value of the aggregate purchase price at the acquisition date, including acquisition costs, was $5.5 million.

     The acquisition was accounted for using the purchase method of accounting. Accordingly, a portion of the purchase price was allocated to the net assets acquired based on their estimated fair values.

SUBSEQUENT EVENTS

     On July 30, 1997 the Company and Fujitsu entered into a merger agreement whereby Fujitsu, through one of its subsidiaries, will purchase for $12.00 per share in cash all outstanding shares of Amdahl stock not currently owned by Fujitsu for approximately $850 million. The merger agreement was unanimously approved by the Amdahl directors who are unaffiliated with Fujitsu.

     In accordance with the agreement, Fujitsu commenced a tender offer on Tuesday, August 5, 1997. The tender offer is scheduled to expire at 5:00 p.m. EDT, Friday, September 5, 1997, unless extended. Pursuant to the merger agreement, if the tender offer is consummated, Fujitsu will be obligated to acquire any remaining Amdahl shares in a cash merger at the same price as the tender offer. Fujitsu currently owns approximately 42 percent of Amdahl's shares. The tender offer is subject to several conditions, including the tender of a minimum number of shares that, when added to Fujitsu's existing 42 percent stake, will represent 51 percent of the outstanding Amdahl shares on a fully diluted basis, and other customary conditions. The merger agreement further provides that upon acquisition of the minimum number of shares by Fujitsu's subsidiary, that subsidiary will be merged with and into the Company, and the separate corporate existence of the subsidiary shall cease with Amdahl continuing as the surviving corporation.

     Shortly after the July 30, 1997 public announcement that Fujitsu proposed to acquire those shares of the Company that it did not already own, several putative class actions were filed in the Delaware Court of Chancery and in the California Superior Court for the County of Santa Clara challenging the fairness of the proposed transaction to Company stockholders. Cases filed in the Delaware Court of Chancery as of August 1, 1997 are: Lopez v. Amdahl Corp., et al. (Civ. Act. No. 15833NC), filed July 30, 1997; Kaltman v. Lewis, et al. (Civ. Act. No. 15834NC), filed July 30, 1997; Uzzo v. Lewis, et al. (Civ. Act. No. 15837, filed July 31, 1997; O'Shea v. Kojima, et al. (Civ. Act. No. 15838), filed July 31, 1997; Gachot & Gachot, Inc. v. Amdahl Corp., et al. (Civ. Act. No. 15839), filed July 31, 1997; Crandon Capital Partners v. Lewis, et al. (Civ. Act. No. 15840), filed July 31, 1997; Bodakian v. Amdahl Corp., et al. (Civ. Act. No. 15841), filed July 31, 1997; McCeady v. Amdahl Corp. (Civ. Act. No. 15845), filed July 31, 1997; Zicherman v. Lewis, et al. (Civ. Act. No. 15847NC), filed August 1, 1997 and Halebian v. Lewis, et al. (Civ. Act. No. 15850NC), filed August 1, 1997. Cases filed in the California Superior Court for the county of Santa Clara as of August 1, 1997 are: Lacoff v. Amdahl Corp., et al. (Case No. CV767860), filed July 30, 1997; and Silverman v. Amdahl Corp., et al. (Case No. CV767896), filed August 1, 1997. In substance, the complaints allege that because of Fujitsu's ownership of approximately 42% of the Company, the relationship between Fujitsu and the Company and the alleged control of Fujitsu over the Company's officers and directors, Fujitsu dictated the terms of the transaction and that those terms do not reflect the fair value of the Company. The complaints also allege that the defendants -- Fujitsu, the Company and several individuals serving as officers or directors of one or more of those companies -- possess material non-public information regarding the fair value of the Company and breached their fiduciary and other duties to the public stockholders of the Company by failing to take adequate steps to determine the fair value of the Company or to condition the offer on acceptance by holders of a majority of the shares held by persons other than Fujitsu and its affiliates. The relief sought by the

                      AMDAHL CORPORATION AND SUBSIDIARIES

                                  (UNAUDITED)

plaintiffs includes an injunction against the acquisition of shares by Fujitsu; an injunction requiring that certain steps be taken to evaluate the value of the Company; a declaration that defendants have breached their fiduciary and other duties; an accounting for damages; compensatory and/or rescissionary damages; costs of suit; and attorneys' and experts' fees in unspecified amounts. The Company believes, and understands that Fujitsu believes, that all of these suits are without merit and intends to vigorously defend such suits.

     On May 5, 1997 a jury rendered a verdict in favor of one of the Company's suppliers in the amount of $3.8 million as a result of a lawsuit arising out of a contract dispute. The Company was also liable for interest and attorneys' fees but was entitled to a credit for equipment returned by the Company and either resold or utilized by the supplier for other purposes. Pursuant to a settlement and release agreement, the Company made a final payment to the supplier of $4.8 million on July 22, 1997. Full provision for the settlement and related legal costs have been recognized in the Company's financial statements.

NEW ACCOUNTING STANDARDS

     In February 1997 the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standard (SFAS) No. 128, Earnings per Share, which will be adopted by the Company in the fourth quarter of 1997. SFAS No. 128 requires companies to compute net income per share under two different methods, basic and diluted, and to disclose the methodology used for the calculation. If SFAS No. 128 had been applied by the Company during the second quarter and six months ended June 27, 1997 and June 28, 1996, basic net income per share and diluted net income per share would not have changed from what has been reported.

     In July 1997 the Statement of Financial Accounting Standards (SFAS) No. 130, Reporting Comprehensive Income, was issued and is effective for fiscal years ending after December 15, 1997. The adoption of SFAS No. 130 is not expected to have a material effect on the financial statements.

                        The Depositary for the Offer is:

                              THE BANK OF NEW YORK

              BY MAIL:                             BY HAND OR OVERNIGHT COURIER:
        The Bank of New York                           The Bank of New York
     Tender & Exchange Department                   Tender & Exchange Department
            P.O. Box 11248                              101 Barclay Street
          Church Street Station                      Receive and Deliver Window
     New York, New York 10286-1248                    New York, New York 10286


              Facsimile for Eligible Institutions: (212) 815-6213

                    To Confirm by Telephone: (800) 507-9357

     Questions or requests for assistance may be directed to the Information Agent at its address and telephone numbers listed below or to the Dealer Manager at its address and telephone numbers listed below. Additional copies of the Offer to Purchase, this Supplement, the revised (yellow) Letter of Transmittal and the revised (beige) Notice of Guaranteed Delivery may be obtained from the Information Agent. A stockholder may also contact brokers, dealers, commercial banks or trust companies for assistance concerning the Offer.

                    The Information Agent for the Offer is:

                                      LOGO

                                156 Fifth Avenue
                               New York, NY 10010
                         (212) 929-5500 (call collect)

                                       OR

                         CALL TOLL FREE (800) 322-2885

                      The Dealer Manager for the Offer is:

                                LEHMAN BROTHERS
                            3 World Financial Center
                               New York, NY 10285
                        (212) 526-2415 or (212) 526-5266